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ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

COLUMBIA INTERNATIONAL VALUE FUND

Effective December 16, 2013, the Fund made certain changes to its principal investment strategies. The Fund converted into a stand-alone fund, investing directly in individual portfolio securities rather than investing all or substantially all of its assets in Columbia International Value Master Portfolio. Such revised policies are described in a supplement, dated
December 16, 2013, to the Fund's prospectus filed with the Securities and Exchange Commission on December 16, 2013 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-13-473972), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.

COLUMBIA SELECT LARGE CAP EQUITY FUND (FORMERLY KNOWN AS COLUMBIA LARGE CAP CORE FUND)

Effective December 11, 2013, the Fund made certain changes to its principal investment strategies, including a change to its 80% investment policy.

The revised principal investment strategies are described in a supplement, dated November 21, 2013, to the Fund's prospectus filed with the Securities and Exchange Commission on November 22, 2013 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-13-450802), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.